Exhibit 99.1

FOR IMMEDIATE RELEASE

Marpai Hires Gonen Antebi as Chief Operating Officer

Seasoned healthtech leader with a track of profitable growth to lead Company’s TPA businesses

NEW YORK, Feb. 7, 2023 /PRNewswire/ -- Marpai, Inc. ("Marpai" or the "Company") (Nasdaq: MRAI), an AI-technology company transforming self-funded employer health plans, has hired Gonen Antebi as its Chief Operating Officer. Most recently, Mr. Antebi has served as the Chief Executive Officer of Nuvem Health (“Nuvem”), where he created the teams, technology and processes that drove a small start-up into an industry leader in just seven years. Prior to Nuvem, Mr. Antebi gained vast experience in healthcare data and third-party administration serving as Chief Operating Officer at ArroHealth and as Chief Executive Officer of MedSave USA, Inc.

“Gonen is the best operator I have met in my career,” stated Marpai co-founder and Chief Executive Officer Edmundo Gonzalez. “Six years ago he took a healthcare tech start-up, where I was a founding partner, and created a highly profitable business with significant scale. He has created hundreds of millions of dollars in shareholder value, and I’m delighted to have him on our team.” Nuvem was sold to a large private equity firm in 2020, and Mr. Antebi stayed on as its Chief Executive Officer until recently. He has served as a director on Marpai’s board of directors since October 2021, where he also chaired the audit committee of the board of directors (the “Audit Committee”). He resigned from his board position prior to his start as Chief Operating Officer of Marpai.

Mr. Antebi is leading all operations and running Marpai’s third-party administrator (TPA) business, which has been built via two acquisitions, including the recently-announced acquisition of Maestro Health. He is replacing industry veteran Ronnie Brown, who has served as Marpai’s Chief Operating Officer since 2021. “I know I speak for everyone, when I say thank you to our former Chief Operating Officer, Ronnie Brown, who I brought out of retirement as a trusted operating partner on this journey of building Marpai. Ronnie is a healthcare industry treasure. She will continue to advise us on key strategic and operating issues,” says Mr. Gonzalez.

Marpai is transforming self-funded employer health plans with exclusive data-driven, AI-powered products that maximize member population health and reduce medical and medication costs. The exclusive Marpai services work to help members act early, stay on the best health journey and avoid overpriced, excessive and inappropriate care and medications which delivers significant savings to employer health plans. Integrating leading edge technologies to modernize traditional TPA services like claims processing and launch new tech-enabled services demands a new kind of operational framework. Yaron Eitan, co-founder and Chairman of Marpai, says, “Gonen is a master of taking complex operations and making them run smoothly and, best of all, profitably. We believe that he is perfect for where Marpai is now as it moves towards scalable profitability.”

Learm more at www.Marpaihealth.com or https://ir.marpaihealth.com.

About Marpai, Inc.

Marpai, Inc. (Nasdaq: MRAI) is an AI-powered technology company creating better health plans with lower costs for employers that directly pay for employee health benefits (self-funded employer health plans). Marpai primarily competes in the $22 billion TPA (Third Party Administrator) sector serving self-funded health plans representing over $1 trillion in annual claims. The company commits to delivering the healthiest member population with the greatest cost efficiency for any health plan budget. In addition to standard TPA services, including access to the Aetna and Cigna provider networks, Marpai delivers exclusive services that help members access high quality care, stay on track with annual care, act early and steer clear of inappropriate, overpriced and excessive care and medications.

For more information, visit www.marpaihealth.com.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding revenues, employee lives and cash. Forward-looking statements can be identified through the use of words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "guidance," "may," "can," "could", "will", "potential", "should," "goal" and variations of these words or similar expressions. For example, the Company is using forward looking statements when it discusses that Ms. Brown will continue to advise the Company on key strategic and operating issues, its transformation of self-funded employer health plans, advantages and benefits of its products and its move towards scalable profitability. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Marpai's current expectations and speak only as of the date of this release. Actual results may differ materially from Marpai's current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business. Except as required by law, Marpai does not undertake any responsibility to revise or update any forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about Marpai and the risk factors that may affect the realization of forward-looking statements is set forth in Marpai's filings with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.

Media contact:
Danielle Belding-Smith for Marpai
dbsmith@marpaihealth.com

(704) 562-8953

Investor Relations contact:
Simon Li
simonli@marpaihealth.com
(813) 822-3950

SOURCE Marpai, Inc.

Released January 31, 2023